Exhibit 99.1

Faraday Future Announces Closing of Strategic $41 Million Investment in Qualigen Therapeutics (NASDAQ: QLGN) to Accelerate its Dual-Flywheel & Dual-Bridge Eco Strategy

●	QLGN is expected to rebrand as CXC10 soon, reflecting its new strategic direction around crypto and web3 business.

LOS ANGELES, California (September 30, 2025) – Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future”, “FF” or “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced the successful closing of its announced strategic investment in Qualigen Therapeutics, Inc. (NASDAQ: QLGN), a public company establishing new crypto and Web3-related adventures.

The total investment amounts to approximately $41 million, led by FF with approximately $30 million, and an additional $4 million invested by FF Founder and Global Co-CEO YT Jia, together with other investors including SIGN Foundation, a blockchain technology company backed by Binance Labs, Sequoia Capital (US, India, China), IDG, and Circle.

With the closing, FF now holds approximately 55% of QLGN’s pro forma common stock, while YT Jia holds approximately 7%, which he has voluntarily committed to lock up for two years as a cornerstone investor.

The strategic investment was first announced during FF’s annual 919 Futurist Day on September 19, 2025, and represents a critical milestone in executing FF’s “Dual-Flywheel & Dual-Bridge” Eco-Strategy.

“With this investment officially closed, Faraday Future is entering a new phase in executing its global eco-strategy that links EAI and crypto, Web2 and Web3,” said YT Jia, Founder and Global Co-CEO of Faraday Future. “This powerful ecosystem will create new value for both stockholders and token holders across FF and CXC10.”

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF 91, exemplifies its vision for luxury, innovation, and performance. The FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. FF is committed to redefining mobility through AI innovation. Join us in shaping the future of intelligent transportation. For more information, please visit https://www.ff.com/us/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding the Company’s intentions for its crypto assets and subsidiaries and their potential benefits, Involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the separate listed entity’s ability to raise future capital on attractive terms, if at all; the Company’s ability to control the management and operations of the separate listed entity; the Company’s ability to successfully execute on a new Crypto-based strategy; the Company’s ability to raise funds to support a new Crypto-based strategy; the inherent volatility and regulatory uncertainty associated with cryptocurrency investments; current and potential litigation involving the Company; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS:

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com